Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is made as of 16 August 2021 (the “Effective Date”) by and between Akili Interactive Labs, Inc. with a place of business at 125 Broad Street, 5th Floor, Boston, MA 02110 (“Akili”) and TALi Digital Limited with a place of business at Level 5, 19 William Street, Cremorne Victoria 3121 Australia (“TALi”). Akili and TALi are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

A. TALi and its Affiliates are developing game-based training and cognitive enhancement product offerings initially focused on young children and TALi and its Affiliates (as defined below) including a platform integrating its TALi TRAIN and TALi DETECT offerings under the trade name “Ready, Attention, Go” (as described in more detail on Annex A hereto, as may be modified, expanded, updated or improved from time to time the “RAG Offering”);

B. the Parties desire to enter into a development and commercialization relationship related to the RAG Offering, all as described and on the terms and conditions set forth in this Agreement; and NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Akili and TALi hereby agree as follows:

Article 1

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms have the corresponding meanings when used in this Agreement:

1.1 “Accounting Standards” means, with respect to a Person, then current generally accepted accounting principles consistently applied by such Person, including U.S. GAAP and International Financial Reporting Standards.

1.2 “ADHD” means attention-deficit/hyperactive disorder.

1.3 “Affiliate” means with respect to a Person, any other Person controlling, controlled by or under common control with such first Person, for so long as such control exists. For purposes of this Section 1.3 only, “control” means (a) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by Applicable Law) of the stock or shares having the right to vote for the election of directors of such Person or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Agreement Technology” means any Technology generated by or on behalf of a Party or its Affiliates (either alone or, where permitted, together with others, including the other Party) in the course of the performance of its obligations under this Agreement, and unless the Parties agree otherwise, the other Transaction Agreements.

1.5 “Akili Improvement” means any Agreement Technology that exclusively relates to any Akili Contributed Technology.

1.6 “Akili Contributed Technology” means any Technology Controlled by Akili and expressly made available for use for the development of the RAG Offering or other Product hereunder or pursuant to the Support and Development Agreement (as defined in Section 5.1).

1.7 “Annual Net Sales” means, with respect to a particular calendar year (or portion thereof), all Net Sales during such calendar year.

1.8 “Applicable Law” means any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Regulatory Authority or other governmental authority within the applicable jurisdiction applicable to a Party’s activities under this Agreement.

1.9 “Attention Condition” means, individually and collectively, any attention or cognitive difficulty, deficit, or disorder, including ADHD.

1.10 “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York, New York or Melbourne, Australia are authorized or required by law to remain closed.

1.11 “Commercialization” means, with respect to a Product, any and all processes and activities conducted to: (a) establish and maintain sales, including offering for sale, selling (including launch and pre-launch activities such as market assessment and preparation), (b) lead strategic efforts, including (i) strategic marketing (including product positioning, messaging, product trademarking, and brand concepts), (ii) reimbursement, (iii) account management, (iv) development of advertising and promotional materials and packaging, and (v) other marketing and market access activities; and (c) subject to Section 6.1.3, conduct all medical affairs and similar activities, including managing and responding to medical questions or inquiries from medical professionals, other than as may be designated to a different party or entity under the SDE Agreement (as defined in Section 6.2.1). For clarity, Commercialization also includes activities traditionally conducted by sales representatives (including field sales, institutional sales, trade sales and managed care sales representatives) and other persons having similar functions. “Commercialize” and “Commercializing” have their correlative meanings.

1.12 “Control” means, with respect to any Patent, Technology, or Trademark, possession (whether by ownership, license or otherwise) by the Party (or its Affiliate) granting the applicable right, license, access or release to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Technology to the other Party, and to grant and authorize under such Patent, Technology or Trademark the right, license, access or release, as applicable, of the scope granted to such other Party in this Agreement without giving rise to any violation of the terms of any written agreement with any Third Party existing at the time such right, license, access or release first comes into effect hereunder. “Controlled” and “Controlling” have their correlative meanings.

1.13 “Cover” means, with respect to any subject matter, that the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a Patent at the time thereof. “Covered” or “Covering” have their correlative meanings.

1.14 “Cumulative Net Sales” means the total aggregate Net Sales during the Term (as defined in Section 13.1).

1.15 “Data” means any and all data of any kind including as further described in the Data Sharing Agreement (as defined in Section 8.1).

1.16 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.17 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.18 “Field” means the Treatment of Attention Conditions in children 12 years of age and younger.

1.19 “Know-How” means any and all information and materials comprising (a) ideas, discoveries, inventions, improvements or trade secrets, (b) Data, and (c) databases, practices, methods, techniques, specifications, formulations, formulae, and knowledge.

1.20 “MAA” (Marketing Approval Application) means an application or submission for Marketing Approval filed with the FDA or Regulatory Authority to obtain marketing clearance or approval for a product, including a filing for De Novo classification, 510(k) market clearance, or otherwise.

1.21 “Marketing Approval” means, with respect to a product, approval (whether accelerated, conditional or unconditional) or other permission by the FDA or other Regulatory Authority sufficient to initiate marketing and sales of such product.

1.22 “Net Sales” means gross amounts invoiced for the RAG Offering in the Field in the Territory by or on behalf of Akili and its Affiliates less the following: (a) bad debts related to the RAG Offering; (b) licensing fees and any normal and customary trade, quantity and cash discounts and any other adjustments, including granted on account of price adjustments, billing errors, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to buying groups, health care insurance carriers or other institutions or Persons, adjustments arising from consumer discount programs, in each case with respect to such invoiced amounts; (c) any payment in respect of any such invoiced amounts to any government (including any agency or department thereof) or with respect to any government-subsidized program or managed care organization to the extent not reimbursed, refunded or credited to Akili and its Affiliates; and (d) sales or similar taxes, including duties or other governmental charges imposed on the RAG Offering invoiced to the Third Party customer (including value added taxes or other governmental charges otherwise measured by the billing amount, but excluding any taxes imposed on or measured by the net income or profits), to the extent included in the invoice amount and not reimbursable, refundable or creditable to Akili and its Affiliates. In each case, the amounts will be calculated in accordance with Accounting Standards.

1.23 “Patent” means any of the following, whether existing now or in the future anywhere in the Territory: (a) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional applications.

1.24 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.25 “Pilot Study” means a clinical study conducted by TALi (or its representatives) for the RAG Offering for ADHD in children eight (8) years of age and younger in accordance with a protocol approved by the JSC (as defined in Section 2.1.1) to meet the criteria set forth in the Pilot Study Plan (as defined in Section 4.2).

1.26 “Pivotal Study” means a clinical study conducted by TALi for the RAG Offering in accordance with a protocol approved by the JSC to meet the criteria set forth in the Pivotal Study Plan (as defined in Section 4.3).

1.27 “Product” means (a) the RAG Offering; (b) other products and services developed in accordance with the Pilot Study Plan, the Pivotal Study Plan or the Territory R&D Plans (as defined in Section 4.8); or (c) products or services otherwise Covered by a Product Patent.

1.28 “Product Patent” means any Patent in the Territory Controlled by TALi Covering the RAG Offering.

1.29 “Product Technology” means any and all Technology (including the Product Software (as defined in Section 5.3)) Controlled by TALi comprising, used for or related to the RAG Offering, including all TALi Improvements.

1.30 “Prosecution and Maintenance” means, with respect to a Patent, (a) the preparing, filing, prosecuting and maintenance of such Patent (including conducting all correspondence and interactions with any government office or court having jurisdiction over the same), including the right to apply for Patents pursuant to the International Convention for the Protection of Industrial Property or pursuant to any other convention, treaty, agreement or understanding and (b) seeking or conducting re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, inter partes reviews, the defense of oppositions and other similar proceedings with respect to the particular Patent (whether before or after issuance); and “Prosecute and Maintain” and “Prosecuting and Maintaining” have their correlative meanings.

1.31 “RAG Marks” means the “Ready, Attention, Go” trade name and associated Trademarks.

1.32 “Regulatory Authority” means the FDA and any other regulatory agency, department, bureau or other governmental entity with authority over the development, Supply, Commercialization or other use or exploitation for products intended (as shown by course of development or labelling) for use in Treating any human health condition.

1.33 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Marketing Approvals or other filings made to, received from or otherwise conducted with the FDA or other relevant Regulatory Authority (including minutes of meeting with any Regulatory Authority) that are necessary or relate to the development, Supply or Commercialization of the Product for the Field in the Territory.

1.34 “Services” means all of TALi’s service and related obligations under the Transaction Agreements.

1.35 “Supply” means to (a) deliver or make available (whether electronically, over the Internet, via a hosted environment, or otherwise) any product, software, or other Technology (including any data or results therefrom) and all ancillary materials and supplies necessary for use therewith including all hosting, manufacture or sourcing thereof and any associated equipment, hardware, infrastructure, or components and (b) provide any and all technical and other support services in connection therewith.

1.36 “TALi Improvements” means any Agreement Technology that (a) is developed from or incorporates the Product Technology or other Technology contributed solely by TALi (and (i) is not developed from Akili Contributed Technology or (ii) does not incorporate Akili Contributed Technology), (b) is useful exclusively for the RAG Offering, or (c) otherwise exclusively relates to any Product Technology or other Technology contributed solely by TALi.

1.37 “TALi Trademarks” means Trademarks Controlled by TALi or its Affiliates as listed in Exhibit 7.3, including the RAG Marks as updated by TALi from time to time.

1.38 “Technology” means any, results, technology, or information, in any tangible or intangible form, including works of authorship, software (in both source code and object code form), Know-How, trade secrets, practices, techniques, methods, processes, inventions (patentable or otherwise), ideas, developments, specifications, formulations, formulae, materials, algorithms, technical, scientific or other data of any type or kind, and research materials, in each case together with any and all associated intellectual property rights, but excluding Patents.

1.39 “Territory” means the United States and its territories and protectorates.

1.40 “Third Party” means any Person other than TALi, Akili or their respective Affiliates.

1.41 “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership in or available in the Territory, including registrations and applications therefor and the goodwill and activities associated with each of the foregoing.

1.42 “Transaction Agreements” means, individually and collectively, this Agreement and the various other agreements and plans expressly referenced herein to be entered into between the Parties including the Pilot Study Plan, Pivotal Study Plan, Support and Development Agreement and Data Sharing Agreement, in each case once executed.

1.43 “Treatment” means, with respect to a condition, the prediction, identification, diagnosis, assessment (including grading), monitoring, prevention, treatment, reduction, mitigation, slowing or halting the progress of, or other management, of such condition. “Treat” and “Treating” have their correlative meanings.

1.44 Additional Definitions. Each of the following definitions have the meanings defined in the corresponding sections of this Agreement indicated below:

Defined Term	Section
Agreement	Preamble
Akili	Preamble
Akili Indemnitees	12.4.1
Akili Rights	3.1.1
Alliance Manager	2.8
Backup	5.1.1
Breaching Party	13.1
Business Plan	7.4
Clinical Cost Report	4.4
Clinical Costs	4.4
Committee	2.3
Confidential Information	11.1
Cost Estimate	5.2
Cumulative Royalties	Exhibit 9.1.1
Data Sharing Agreement	8.1
Deadlock Matter	2.6
Dispute	14.1
Effective Date	Preamble
Enforcement Action	10.6.2
Escrow Agreement	5.4
Escrow Materials	5.4.2
Favorable Terms	3.1.2(b)
Filing Party	6.1.3
Force Majeure Event	15.11
Indemnify	12.4.1
Infringement	10.6.1
Initial Studies	4.5.8
Initial Study Credit	4.7
Initial Study Period	4.5.8
Insolvency Event	13.5
Joint Patents	10.2
Joint Technology	10.2

JSC	2.1.1
Losses	12.4.1
Milestone Event	9.1
Milestone Payment	9.1
New Feature	5.2
New Use	3.1.2(a)
New Use Product	3.1.2(b)
Non-Delivery Condition	5.1.3
Offered Terms	3.1.2(a)
Other Dispute	14.3
Parties	Preamble
Party	Preamble
Pilot Study Plan	4.2
Pilot Study Report	4.2
Pivotal Study Plan	4.3
Product Marks	7.3.1
Product Software	5.3
RAG Offering	Background
Release Condition	5.1.3
Release Event	5.4.4
Royalties	Exhibit 9.1.2
Royalty Payment	9.2
SDE Agreement	6.2.1
Study Budget	4.8
Study Plans	4.3
Support and Development Agreement	5.1
TALi	Preamble
TALi Indemnitees	12.4.2
Term	13.1
Territory R&D Plans	4.10
Third-Party Claim	12.4.1
Working Group	2.2

1.45 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing, including by email (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(f) provisions that require that a Party, the Parties or a Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (j) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party.

Article 2

GOVERNANCE

2.1 Joint Steering Committee.

2.1.1 Establishment. Promptly after the Effective Date, Akili and TALi shall establish a joint steering committee (the “JSC”) to oversee, review and coordinate the activities of each Party under this Agreement, including the development, Supply, and Commercialization of the RAG Offering for the Field in the Territory as described below.

2.1.2 Responsibilities. The JSC shall be responsible for (a) overseeing, coordinating the research and development (and associated regulatory activities) of the Products and Services in the Field in the Territory; (b) preparing such procedures and mechanisms as may be necessary for the operation of the JSC and the Working Groups (as defined in Section 2.2), and any other committees that the JSC determines to establish in order to assure efficiency in the collaboration between the Parties; (c) reviewing the Product Marks and Business Plan; (d) reviewing and approving the Pilot Study Plan, Pivotal Study Plan, and Territory R&D Plans; and (e) reviewing privacy policies or notices required under Applicable Law in connection with the collection and use of patient end user data in connection with the Products.

2.2 Working Groups. The JSC may, from time to time, establish working groups, including the working group described in this Section 2.2 (each, a “Working Group”) to perform certain duties of the JSC as expressly delegated by the JSC to such Working Group. Each such Working Group shall report into and be subordinate to the JSC. Accordingly, each Working Group shall keep the JSC regularly informed of the activities that it is tasked with overseeing or otherwise carrying out, both through virtual and written reporting as reasonably necessary for the JSC to fulfill its responsibilities with respect to such activities and the Product for the Field.

2.3 Membership. The JSC and each Working Group created by the JSC pursuant to Section 2.2 (each a “Committee”) shall be comprised of an equal number of representatives from each of TALi and Akili, and unless otherwise agreed such number, with respect to the JSC, shall be three (3) representatives from each of TALi and Akili. The JSC will be chaired by a representative of either Party, as agreed from time-to-time.

2.4 Meetings. The JSC will meet at such times as are designated by the Parties and at least [***]. The meetings will be held virtually unless otherwise mutually agreed. Attendance at meetings may be in person, by telephone, by video conference, or other means. The JSC will keep minutes of its meetings, which minutes are both Parties’ Confidential Information (as defined in Section 11.1), whether or not marked as “Confidential” or otherwise. Each Party will, at each meeting, provide an update on (i) its progress with respect to the activities to that Party with respect to the Product and the Services; and (ii) activities being conducted (and proposed to be conducted) under this Agreement involving the Products and Services (provided that a Party will not be required to disclose details that would destroy patentability of novel inventions or innovations or otherwise prejudice the RAG Offering or the Product Technology).

2.5 Quorum. At least two representatives from each Party must be present for a meeting to proceed (including making decisions). If a quorum is not present at a meeting of the JSC within one hour from the time specified in the relevant notice of meeting, the meeting will be adjourned for a number of Business Days determined by the Chair, being not more than [***] ([***]) Business Days, to the same time and place on that day.

2.6 Decision Making. Decisions of each Committee shall be made unanimously by consensus, which will be reflected in the minutes or otherwise in writing signed by each Party, with each Party having one (1) vote. Each Party shall work in good faith to reach consensus on matters and act in the general spirit of cooperation (taking into consideration the scope of such Committee’s authority and the principles set forth in Section 2.6.2) and in no event shall either Party unreasonably withhold, condition or delay any approval or other decision of a Committee hereunder. In the event a Working Group fails to reach consensus with respect to a particular matter within its authority (the “Deadlock Matter”), then upon request by either Party such matter shall be referred to (i) the Alliance Managers for resolution by good faith discussions for a period of at least [***] ([***]) Business Days. If the Alliance Managers fail to reach consensus with respect to the Deadlock Matter, the JSC for resolution. In the event that the JSC fails to reach consensus with respect to a particular matter within its authority, then either Party may, by notice to the other Party, have such matter referred to the Chief Executive Officer of Akili and the Chief Executive Officer of TALi for resolution by good faith discussions for a period of at least [***] ([***]) Business Days. In the event that the Chief Executives Officers are unable to reach agreement with respect to such matter within such [***] ([***]) Business Days, then the following shall apply:

2.6.1 By TALi. TALi shall have the final decision-making authority with respect to development activities conducted and associated regulatory matters that occur prior to obtaining the first Marketing Approval for the RAG Offering in the Territory, including the conduct of the Pilot Study and the Pivotal Study (except to the extent the same would likely have a material adverse effect on the Product in the Territory); and

2.6.2 By Akili. Akili shall have the final decision-making authority with respect to (i) Commercialization and associated regulatory matters (including negotiating the label) for the RAG Offering and other Products in the Territory during the Term and (ii) development activities conducted after obtaining the first Marketing Approval for the RAG Offering in the Territory.

and provided further that neither Party may exercise its final decision-making authority in a manner that (A) is inconsistent with the express terms of this Agreement (including Sections 2.6.1 and 2.6.2) or (B) that would unilaterally impose any obligation on the other Party (including the other Party to incur or share any cost that is not provided for expressly hereunder or in the Support and Development Agreement).

2.7 Committee Authority.

2.7.1 General. Notwithstanding the creation of the JSC and any Working Group, each Party shall retain the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree. No Committee shall have the power to (a) amend, modify or waive compliance with this Agreement, (b) to determine whether or not a Party has met its obligations under the Agreement, or (c) to determine whether or not a breach of this Agreement has occurred, and no decision of any Committee shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC and any Working Group, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the JSC and any such Working Group, as applicable.

2.7.2 Guiding Principles. Each Committee shall perform its responsibilities under this Agreement based on the principles of prompt and commercially reasonable development, Supply and Commercialization of the Product for the Field in the Territory.

2.8 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for that Party (each, an “Alliance Manager”). If an Alliance Manager is not a voting member of the JSC, the Alliance Manager shall be permitted to attend meetings of the JSC as a non-voting observer, subject to the confidentiality provisions of Article 10. The Alliance Managers shall be the primary point of contact for the Parties with respect to the activities to be conducted under this Agreement. The name and contact information for the Alliance Managers, as well as any replacement(s) chosen by either Party in their sole discretion from time to time, shall be promptly provided to the other Party in writing.

2.9 Day-to-Day Responsibilities. Each Party shall: (a) be responsible for day-to-day implementation and operation of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of a Committee within the scope of its authority specified herein; and (b) keep the other Party informed as to the progress of such activities as reasonably requested by the other Party and as otherwise determined by the JSC.

Article 3

RIGHTS AND EXCLUSIVITY

3.1 Rights of Akili.

3.1.1 General. Subject to the terms and conditions of this Agreement, Akili has the following rights (collectively, the “Akili Rights”): (a) the exclusive (even as to TALi, except as necessary or required for TALi to perform the Services) right to develop, Supply and Commercialize the Product solely for the Field in the Territory; and (b) subject to Section 6.1.3, the right to conduct regulatory activities in support of Akili’s activities described in (a) of this Section 3.1.1 other than those described in Section 6.1.1. Akili shall exercise such rights to conduct Commercialization in accordance with Article 7.

3.1.2 New Uses.

(a) Notice of Intent. If TALi intends to develop any new use or functionality for a Product including for indications or applications outside of the Field in the Territory or the expansion of the age cohort (each, a “New Use”), then TALi will notify Akili in writing within [***] ([***]) days after the beginning of the development of such New Use and provide Akili with a description of such New Use together with internal materials and documents prepared in support thereof and the terms and conditions to which TALi would be willing to include such New Use hereunder (such terms and conditions, the “Offered Terms”).

(b) Offered Terms. Akili will have the right, but not the obligation to accept the Offered Terms by written notice to TALi within [***] ([***]) days after Akili’s receipt of notice from TALi described in Section 3.1.2(a). If Akili accepts the Offered Terms within such [***] ([***]) day period, then the Parties shall promptly modify this Agreement to reflect (a) the Offered Terms and (b) the inclusion of the New Uses in the Field hereunder. If Akili does not accept the Offered Terms, then TALi may offer the New Use to a Third Party within the Territory on terms, which are, on the whole, no more favorable to the Third Party than the Offered Terms. If, at any time prior to TALi’s entering into an agreement with a Third Party for the commercialization of such New Use, TALi intends to offer to such Third Party more favorable terms than the Offered Terms (“Favorable Terms”), then (i) TALi must provide Akili with written notice of such Favorable Terms and (ii) Akili will have [***] ([***]) days to accept the Favorable Terms. Only if Akili does not accept the Offered Terms or if any, Favorable Terms, then TALi will be free to execute such agreement for the commercialization of the New Use with the Third Party in the Territory. If TALi develops and commercializes the New Use itself or with a Third Party, then the New Use must be developed as a product (“New Use Product”) that is not confusingly similar to the Products in the Field in the Territory and such New Use Product must be differentiated by a new look and feel and minimize off-label usage. Notwithstanding the foregoing, nothing in this Section 3.1.2 prevents TALi from using its own Trademarks for the commercialization of the New Use Product in the Territory. For clarity, the Parties acknowledge that nothing in this Agreement in any way restricts or limits the rights of TALi to use, license or otherwise exploit the New Use outside the Territory.

3.1.3 Use of Affiliates and Third Parties. Each Party may exercise its rights under this Agreement through its Affiliates and Third Parties, provided that each Party shall guarantee and be responsible for its respective Affiliate’s and any such Third Party’s compliance with the terms of this Agreement including all relevant restrictions, limitations and obligations. For clarity, any Third Party’s access to the Product Technology shall be limited as provided in Section 11.3.

3.2 License of Akili Contributed Technology. Subject to the terms and conditions of this Agreement, Akili hereby grants to TALi a non-exclusive license under any Akili Contributed Technology (and associated Patents) to, during the Term, conduct any activities and perform any obligations assigned to TALi under this Agreement and the other Transaction Agreements, including conducting regulatory activities in support of TALi’s activities described in this Section 3.2 in accordance with Article 6.

3.3 No Other Rights. Each Party acknowledges that the rights and licenses under this Article 3 and elsewhere in this Agreement are limited to the express scope thereof. Accordingly, except for the rights and licenses expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted, whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights and licenses with respect to Know-How, Patents or other intellectual property rights that are not specifically granted herein are reserved to the Party controlling the same.

Article 4

RAG OFFERING DEVELOPMENT MATTERS

4.1 General. The Parties intend to engage in various collaborative research and development projects under this Agreement during the Term in order to develop and Commercialize the Products, as further detailed in this Article 4.

4.2 Pilot Study. After the Effective Date, TALi shall establish a plan for an initial clinical study for conduct of a pilot study for the RAG Offering (“Pilot Study Plan”) and submit such Pilot Study Plan for review and approval by the JSC. The JSC will use all reasonable endeavours to approve the Pilot Study Plan within [***] ([***]) days of its submission to the JSC, including holding additional meetings of the JSC for this purpose. Prior to accepting the Pilot Study Plan, the JSC may propose specific amendments to the Pilot Study Plan that TALi will use all reasonable endeavours to incorporate into any revised Pilot Study Plan that it may submit to the JSC in substitution for the previous Pilot Study Plan. Upon JSC approval of the Pilot Study Plan, TALi will conduct those activities assigned to it under the Pilot Study Plan in accordance with the timelines therein. Akili will reimburse TALi for [***] percent ([***]%) of the direct out-of-pocket costs incurred by TALi for conducting the Pilot Study, excluding TALi internal costs, provided that such costs are reasonably documented and were incurred in accordance with the budget set forth in the Pilot Study Plan, and subject to the maximum Akili reimbursement amount set forth in Section 4.4. Upon the conclusion of the Pilot Study, TALi will submit a report with all data and results from the Pilot Study in the form agreed upon in the Pilot Study Plan to the JSC (“Pilot Study Report”).

4.3 Pivotal Study. If after review of the Pilot Study Report the JSC determines that the results of the Pilot Study as described in the Pilot Study Report meet the success criteria described in the Pilot Study Plan or success criteria otherwise determined by the JSC, and only if the JSC so determines, TALi will submit to the JSC for review and approval a plan for the Pivotal Study (“Pivotal Study Plan,” together with the Pilot Study Plan, the “Study Plans”). The JSC will use all reasonable endeavors to approve the Pivotal Study Plan within [***] ([***]) days of its submission to the JSC, including holding additional meetings of the JSC for this purpose. Prior to accepting the Pivotal Study Plan, the JSC may propose specific amendments to the Pivotal Study Plan that TALi will use all reasonable endeavors to incorporate into any revised Pivotal Study Plan that it may submit to the JSC in substitution for the previous Pivotal Study Plan. Upon JSC approval of the Pivotal Study Plan, TALi will conduct those activities assigned to it under the Pivotal Study Plan in accordance with the timelines therein. Akili will reimburse [***] percent ([***]%) of the direct out-of-pocket costs incurred by TALi for conducting the Pivotal Study, excluding TALi internal costs, provided that such costs were incurred in accordance with the budget set forth in the Pivotal Study Plan, and subject to the maximum Akili reimbursement amount set forth in Section 4.4.

4.4 Reimbursement. TALi shall calculate and maintain records of the direct out-of-pocket costs incurred by TALi for conducting the Pilot Study and the Pivotal Study (“Clinical Costs”) and provide to Akili an invoice and report within [***] ([***]) Business Days after the end of each [***], in reasonable detail and format, of all Clinical Costs incurred during such [***] (each, a “Clinical Cost Report”). Within [***] ([***]) Business Days following the receipt of a Clinical Cost Report, Akili shall have the right to request reasonable additional information related to TALi’s Clinical Costs in order to confirm that TALi’s spending is in conformance with the approved Study Plan (including the budget set forth therein). The Parties agree that the maximum Akili shall be required to reimburse TALi for the clinical activities relating to the Product Technology and/or the Product, including but not limited to the Pilot Study and the Pivotal Study, shall be two million Dollars ($2,000,000).

4.5 Study Plans. The Study Plans shall set forth in a level of detail consistent with industry practice the development activities and timelines for those activities to be performed as further set out below, including developing data and a common technical dossier as may be required by any applicable Regulatory Authority to obtain and maintain Marketing Approvals for the Product for the Field in the Territory. The Study Plans shall contain the following information:

4.5.1 the applicable design and scope for each Study Plan;

4.5.2 the budget for each Study Plan;

4.5.3 regulatory matters including Regulatory Materials to be filed with Regulatory Authorities, including estimated timing of meetings with Regulatory Authorities in support of activities described in this Article 4;

4.5.4 completion of the evidence generation for both the assessment and training elements of the RAG Offering;

4.5.5 a process through which the Parties may obtain input from Regulatory Authorities with respect to the design and success criteria of any clinical trials, including participation in the FDA’s Q-Submission Program;

4.5.6 a mechanism designed to address concerns that either Party may have regarding (a) market confusion with respect to any Product and any New Use Product or (b) coordination of activities related to the Product inside and outside the Territory;

4.5.7 scope and timelines for the conduct of all trials (including non-clinical, if any, and clinical (including any post-marketing clinical and safety activities)) designed to support marketing approval for the Product for the Field in the Territory; and

4.5.8 target schedules for achieving milestones so that the Pilot Study and Pivotal Study and any related submissions to Regulatory Authorities (collectively, the “Initial Studies”) will be complete and submitted within [***] ([***]) months of the Effective Date, and any period of extension pursuant to Section 4.6 or Section 4.9 (the “Initial Study Period”).

4.6 [Intentionally Omitted].

4.7 Credits. If the Initial Studies are not completed within the Initial Study Period, then for each [***] after the Initial Study Period in which the Initial Studies are not completed, the Royalty Payments (as defined in Section 9.1.2) payable to TALi will be reduced by [***] Dollars ($[***]) (each an “Initial Study Credit ). If the Royalty Payment accrued in a [***] after the Initial Study Period for which Akili is owed an Initial Study Credit equals less than $[***], then the Royalty Payment for the following [***] will be reduced by an amount (in addition to any Initial Study Credit owed for such following [***]) equal to the positive difference (if any) between the Royalty Payment for that [***] and [***] Dollars ($[***]).

4.8 Study Budget. The total budget for the Pilot Study and the Pivotal Study together will not exceed [***] Dollars ($[***]) (“Study Budget”). TALi may exceed the Study Budget, provided that TALi shall be responsible for all such excess costs and expenses.

4.9 Study Results. TALi shall keep Akili appropriately and routinely informed regarding progress with respect to activities assigned to TALi under the Study Plans, including all the study results and conclusions generated therefrom, and provide Akili access to all evidence generated from the performance of such activities. If TALi has a reason to expect that any of the timelines set forth in the Study Plans will be materially delayed, it will promptly notify the Akili thereof providing reasonable specificity regarding the timeline that has or will be missed and the cause thereof, in which case the Parties (through a Working Group) shall promptly meet and discuss how to address such matter and to agree any extension to the Initial Study Period.

4.10 Territory Research and Development Plans. If the milestones set forth in the Study Plans are achieved upon the completion of the Pilot Study and the Pivotal Study, the Parties may, through the JSC, establish further research and development plans for the RAG Offering, for other Product Technology, and/or for other Products (the “Territory R&D Plans”). The Territory R&D Plans will be allocated between the parties based on capabilities and capacities. The Parties will cooperate to update any Territory R&D Plans approved by the JSC at least [***] for review and approval of the JSC.

4.11 Research and Development Costs. Except as otherwise set forth in the Transaction Agreements or otherwise mutually agreed upon by the Parties, (a) each Party shall bear all costs (both internal and external) of carrying out the activities assigned to it under the Study Plan or Territory R&D Plan; and (b) each Party shall bear all costs (both internal and external) necessary for its research and development activities for the Products in its respective territory.

Article 5

DELIVERY, SUPPORT AND DEVELOPMENT

5.1 Support and Development Agreement. The Parties will enter into an agreement, pursuant to which TALi will upon agreed terms electronically deliver the Product to users, and provide and conduct general, support and development activities for the RAG Offering including providing customary maintenance, updates (including error corrections for identified errors) and applying existing upgrades for the Products (“Support and Development Agreement”) and deliver Technologies (including applicable Product Technologies) in its control as necessary to enable Akili to fulfill its obligations and exercise its rights under this Agreement and the Territory R&D Plans. The Parties will begin to discuss and negotiate the terms of the Support and Development Agreement promptly after the JSC determines, pursuant to Section 4.3, that the results of the Pilot Study as described in the Pilot Study Report meet the success criteria described in the Pilot Study Plan or otherwise determined by the JSC. The Parties will, unless otherwise agreed by the JSC, use best efforts to finalize and enter into the Support and Development Agreement within [***] ([***]) days after the JSC approves the Pivotal Study Plan. As further described in the Support and Development Agreement, TALi will make regular updates to the commercially available versions of the Product and related software, including making updates, upgrades, improvements, bug-fixes, patches, and otherwise maintaining and supporting the Product consistent with industry customs and standards and as necessary to support filing for, obtaining and maintaining Marketing Approval(s) for the RAG Offering in the Field in the Territory. The Support and Development Agreement shall also include the following elements:

5.1.1 TALi would install a backup version of the Product Software capable of electronically delivering the Product to users and provide access to (a) analytical and other tools and data associated with the delivery of the Product Software and (b) other resources controlled by TALi expected to be necessary or customary to address issues related to the efficacy or safety of the Product including foreseeable adverse events (the “Backup”) at a location controlled by Akili and provide reasonable training to the Akili technical personnel in the operation of the Backup;

5.1.2 TALi would ensure the Backup is updated periodically to the then-most current version of the Product Software (but no less often than as to be mutually agreed by the Parties and set forth in the Support and Development Agreement);

5.1.3 Akili would agree not to utilize the Backup except for a period during which TALi does not or is unable to deliver the Product to users for agreed reasons (any, a “Non-Delivery Condition”), except if such Non-Delivery Condition persists for longer than a period intended to provide TALi reasonable opportunity to correct the Non-Delivery Condition, which will be mutually agreed by the Parties and set forth in the Support and Development Agreement, then Akili’s right to utilize the Backup System shall become perpetual (the “Release Condition”); and

5.1.4 Without limiting Section 5.1.3, in the event any Non-Delivery Condition and prior to the occurrence of the Release Condition, the Parties agree to cooperate (using commercially reasonable efforts) to limit the duration and effects of such Non-Delivery Condition.

5.2 New Features. The Support and Development Agreement will specify that, from time- to-time, Akili may request that TALi develop and implement new features and functionality for the RAG Offering based on input from medical professionals, patients and other market participants (each, a “New Feature”). If TALi approves such New Feature, such approval not to be unreasonably withheld, conditioned or delayed, then it will provide Akili with an estimate of the cost and timeline for the implementation of the New Feature (each a “Cost Estimate”). If Akili approves a Cost Estimate, the Parties will amend the Support and Development Agreement to incorporate the implementation of the New Feature and such New Feature shall be part of the RAG Offering hereunder. The Parties intend that the Support and Development Agreement will specify that with respect to a New Feature: (a) the Parties will share the costs of development and implementation on a prorated basis based on the agreed overall economic split between the Parties; or (b) Akili will be responsible for the costs of implementation and receive enhanced economics until such time as it has recouped the investment and a reasonable rate of return. If TALi is unwilling to perform such development and implementation, then Akili may, or engage a Third

Party to, develop and implement the New Feature and TALi will provide reasonable support to facilitate the same at Akili’s sole expense, in which case (b) above will apply. For the avoidance of doubt, the costs referenced in this Section 5.2 do not include any costs relating to clinical or regulatory activities.

5.3 Software Materials. As further described in the Support and Development Agreement, TALi will provide access to the Products and any software and documentation necessary for Akili’s Commercialization of the Products for the purposes of this Agreement and any other Transaction Agreement (collectively, the “Product Software”) during the Term, and a non-exclusive license for the Term to use the Product Software to the extent necessary for the purpose of performing activities related to the Commercialization of the Products. The Product Software is licensed (as part of the Product Technology) not sold.

5.4 Source Code Escrow. The Support and Development Agreement will include a requirement for TALi to enter into a source code escrow arrangement with respect to the Product Software with a mutually agreed third-party source code escrow agent pursuant to the terms and conditions of a written escrow agreement (“Escrow Agreement”) that includes the following terms:

5.4.1 Akili is the beneficiary of the source code escrow arrangement;

5.4.2 TALi will deposit into escrow instructions, access credentials, descriptions, notations, passwords, programmer’s notes, and documentation for the operation of the Product and Product Software and related source code, and any other items described in the Escrow Agreement necessary or otherwise customary for Akili to electronically deliver the Product to users and maintain and upgrade the Product Software and otherwise fulfill its obligations with respect thereto under the Transaction Agreements in each not already delivered to Akili as part of the Backup (collectively, the “Escrow Materials”);

5.4.3 TALi will make timely deposits of any material improvements to the Escrow Materials which may be made from time-to-time, and in no event less frequently than [***];

5.4.4 the Escrow Agreement will include release of the Escrow Materials upon the occurrence of: (a) the Release Condition, (b) Akili’s termination of this Agreement pursuant to Section 13.3 or (c) Akili’s termination of this Agreement pursuant to Section 13.5 (any of (a), (b) or (c), a “Release Event”); and

5.4.5 upon the occurrence of a Release Event, TALi will grant Akili (pursuant to the Support and Development Agreement) a perpetual, irrevocable, transferrable, sublicensable (through multiple tiers), fully paid-up, royalty-free, worldwide and unrestricted license under all of the Escrow Materials and the RAG Offering (including all intellectual property and other rights therein) to use, reproduce, create derivative works of and modify the Escrow Materials and the Backup in furtherance of the exercise of the Akili Rights (which will survive in the case of the occurrence of a Release Event).

5.5 Research and Development Agreements. The Support and Development Agreement will also specify mechanisms (whether through the JSC or otherwise) to maintain coordination of all development activities of the Parties for Products in the Field and to address concerns that either Party may have that development activities within or outside the Territory could adversely affect the Product in the other Party’s territory.

Article 6

REGULATORY AND RELATED MATTERS

6.1 Regulatory Matters.

6.1.1 Responsibility for Initial Regulatory Filings. Except as otherwise expressly provided otherwise, each Party shall be responsible, at its expense and subject to the oversight of the JSC, for filing, obtaining and maintaining those approvals from the FDA and other Regulatory Authorities (including Marketing Approvals) necessary for those activities assigned to such Party hereunder in connection with the development, Supply and Commercialization for Products (including the RAG Offering) for the Field in the Territory. TALi shall have the right and responsibility for: (a) preparing, filing, defending, and maintaining all regulatory filings necessary to conduct the Pilot Study and Pivotal Study; (b) preparing, filing, defending, and maintaining the applications with the applicable Regulatory Authorities for the initial Marketing Approval for the RAG Offering for the Field in the Territory; and (c) maintaining with such applicable Regulatory Authorities any such Marketing Approval.

6.1.2 Responsibility for Subsequent Regulatory Filings. Except as expressly provided otherwise, each Party shall be responsible, at its expense and subject to the oversight of the JSC, for filing, obtaining and maintaining those approvals from the FDA and other Regulatory Authorities (including Marketing Approvals) necessary for those activities assigned to such Party hereunder in connection with the development, Supply and Commercialization for Products (including the RAG Offering) for the Field in the Territory.

6.1.3 Certain Rights of Akili. Without limiting the foregoing Sections 6.1.1 and 6.1.2, each Party (the “Filing Party”) agrees that: (a) prior to lodging any filing for the RAG Offering or any Product for the Field in the Territory with a Regulatory Authority, the Filing Party shall provide a copy thereof (including any associated proposed labeling) to the other party for its review, and the Filing Party will take into account the other Party’s reasonable comments; (b) the Filing Party will, where practicable, provide the other Party with prompt, prior written notice of any meetings, calls, or virtual conferences with any Regulatory Authority regarding the RAG Offering or any Product; (c) where practicable, the other Party will have the right to attend or participate in any such meetings, calls, or conferences as a guest or passive participant; and (d) the Filing Party will, where appropriate or unless otherwise requested by the other party, copy the other party, on any email or other written communications to any Regulatory Authority. At the request of Akili, and notwithstanding Section 6.1.1 or any other provision herein to the contrary, TALi agrees to: (i) allow Akili to participate in preparation of and approve any final labeling of the RAG Offering for the Territory in the Field; and (ii) assign any Marketing Approval (or associated MAA) for the RAG Offering for the Field in the Territory to Akili; after which, Akili shall be responsible for the prosecution and maintenance thereof; provided that TALi shall reasonably assist, including by promptly providing Data (and other information) in its Control that Akili requests for such purposes.

6.2 Reporting; Adverse Event.

6.2.1 Safety Data Exchange Agreement. Prior to initiating any human clinical study hereunder, the Parties shall enter into a safety data exchange agreement (the “SDE Agreement”) on reasonable and customary terms, including: (a) providing detail regarding the maintenance of core safety information and the exchange of safety data relating to Products (including medical device reporting to the FDA for the RAG Offering); (b) providing for the active, systematic, scientifically valid collection, analysis, and interpretation of data or other information about the Products including safety signal analysis and other post-marketing surveillance activities, and (c) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities.

6.2.2 Adverse Event Reporting. Each Party will be responsible for interacting with users of Product for which Commercialization activities are conducted by or under its authority and promptly reporting all complaints and adverse events to the other Party and in all events sufficient in time to allow the other Party to meet its reporting requirements to any Regulatory Authority, and as more particularly set out in the SDE Agreement. Each Party shall be responsible for the timely reporting of all adverse events, complaints and safety data relating to Products for the Field in the Territory to applicable Regulatory Authorities in accordance with Applicable Law arising from activities of such Party hereunder, provided that each Party will provide the other as much advance notice of any such filing as practical consistent with its obligations under Applicable Law.

Article 7

COMMERCIALIZATION

7.1 General. Akili shall be exclusively responsible to Commercialize the Products in the Field in the Territory, at its expense, using commercially reasonable efforts. TALi will, subject to Applicable Law, share Data Controlled by TALi necessary or appropriate for the purposes of enabling Akili to conduct medical affairs and similar activities in connection with the Commercialization of the Products.

7.2 Akili obligations. In performing its obligations under this Agreement, Akili must:

7.2.1 act in accordance with all Applicable Law and regulatory requirements;

7.2.2 use reasonable skill care and diligence;

7.2.3 act in good faith; and

7.2.4 act in a manner that does not prejudice the reputation or goodwill of the Product or of TALi.

7.3 Trademarks.

7.3.1 Product Marks. Akili will be responsible for the selection, registration, maintenance and defense of, and will solely own all right, title and interest in, all Trademarks (except the TALi Trademarks) for use in connection with the sale or marketing of the Products for the Field in the Territory (collectively, the “Product Marks”), as well as all expenses associated therewith. Akili will provide the Product Marks to the JSC for discussion; provided that, without limiting Section 7.3.2 Akili will have final approval with respect to such Product Marks.

7.3.2 License to TALi Trademarks.

(a) TALi hereby grants to Akili a fully-paid license to use the TALi Trademarks for the Commercialization of the Product for the Field in the Territory for the Term and for the goods and services in respect of which the TALi Trademarks are registered in accordance with this Agreement. Akili shall have the right to exercise such license through its Affiliates and authorized marketing partners. TALi shall own all right, title and interest in and to the TALi Trademarks and the registrations thereof and all goodwill from the use of the TALi Trademarks shall vest in and inure to the benefit of TALi.

(b) Akili must, and must ensure that its Affiliates and authorized marketing partners, at all times comply with any brand guidelines and quality requirements notified to Akili by TALi from time to time, in each case with respect to the TALi Trademark.

(c) Akili must not use any of the TALi Trademarks in any manner likely to deceive or cause confusion or jeopardise their distinctiveness and must not, without TALi’s consent, use or authorise the use of, or make or authorise any application to register, any trade mark that is substantially identical with, or deceptively similar to, any of the TALi Trademarks on or in connection with any goods or services.

(d) Akili must maintain reasonable records of its use of the TALi Trademarks, and provide examples of its use of the TALi Trademarks, and any other material information concerning its use of the TALi Trademarks that TALi may reasonably require, to TALi upon reasonable request.

7.4 Business Plans. Akili must, within [***] ([***]) days of TALi filing the initial MAA for the RAG Offering in the Territory, submit to the JSC for discussion a [***] ([***])-year business plan for the Commercialization of the RAG Offering. The plan incorporating reasonable feedback from the JSC shall be a “Business Plan” for the purposes of this Agreement. Not less than [***] ([***]) days prior to the expiration of the then-current Business Plan, Akili shall submit a draft business plan for the next [***] ([***]) years to the JSC for discussion in accordance with this Section 7.4.

7.5 Reporting. Without limiting any other provisions of this Agreement, Akili shall keep TALi reasonably informed through the JSC as to the progress of its activities with respect to the Commercialization of Product or otherwise under this Article 7. Akili shall:

7.5.1 immediately report to TALi the first commercial sale of the Product, and thereafter report its Net Sales to TALi on [***] basis; and

7.5.2 provide such reports and information with respect thereto as designated by the JSC or as may be reasonably requested by the other Party.

Article 8

DATA

8.1 Data Sharing Agreement. The Parties will, subject to Applicable Law, share Data necessary or appropriate for the purposes of developing, training, and maintaining the Product on a confidential basis pursuant to the terms and conditions of a data license agreement (“Data Sharing Agreement”).

8.2 Data Rights. The Data Sharing Agreement will specify that each Party will have: (a) access to, and the right to use all deidentified clinical data developed by the other Party in connection with the Support and Development Agreement or with the Study Plans, (b) have access to, and right to reference, all Regulatory Materials for Products for purposes of the collaboration as to be set forth in more detail in the Transaction Agreements, and (c) the right to receive copies of, and comment on, all material regulatory correspondence with such authorities.

8.3 Initial Data Sharing. Promptly after the Effective Date, TALi will, subject to Applicable Law and Sections 8.4 and 8.5, deliver to Akili all pre-existing clinical data related to the RAG Offering solely for the purposes of enabling the Parties to carry out the clinical study evaluation activities detailed in Article 4, provided that nothing in this Agreement will require the disclosure of personally identifiable patient data that is held or owned by TALi’s originating research institution or that TALi is not permitted by Applicable Law to share. The Parties will coordinate in good faith and in compliance with Applicable Law regarding the manner in which such pre-existing clinical data is shared, used, and stored. Akili acknowledges that it will not, and will not authorise any Affiliate or permitted Third Party to, use this data for any purpose other than the performance of its obligations under this Agreement or as otherwise agreed with TALi, and that such data shall be treated as Confidential Information.

8.4 Personally Identifiable Information. The Data Sharing Agreement will include a requirement that the Parties will only share personally identifiable information as permitted by Applicable Law and in a manner and format intended to minimize the possibility of any inadvertent transfer pursuant to the requirements set forth in the Data Sharing Agreement. Each Party will use best efforts to obtain all permissions and consents necessary under Applicable Law to collect and share personally identifiable information with the other Party for purposes of performing its obligations and exercising its rights under the Transaction Agreements. Akili acknowledges and agrees that TALi has, prior to the Effective Date, collected personally identifiable information which it is not entitled to share with Akili and TALi will not share such information with Akili.

8.5 TALi Obligations. TALi will have access to personally identifiable information in connection with the development, delivery, hosting and maintenance of the Product. As may be further set forth in the Data Sharing Agreement, TALi: (a) will keep all personally identifiable information strictly confidential and secure, and not disclose any personally identifiable information to Third Parties other than as required by Applicable Law or a court order, and (b) will only use personally identifiable information collected in connection with the development, delivery, hosting and maintenance of the Product in accordance with Akili’s then-current privacy policies and notices (prepared taking into consideration input from the JSC) and all Applicable Law.

Article 9

PAYMENTS

9.1 Milestone Payments.

9.1.1 Milestones. Akili shall pay to TALi the milestone payment amounts set forth in the tables in Exhibit 9.1.1 (each, a “Milestone Payment”) upon the achievement of the corresponding milestone event for the RAG Offering (each, a “Milestone Event”).

9.1.2 Royalties. Akili shall pay to TALi the royalty amounts (each, a “Royalty Payment”) set forth in the table in Exhibit 9.1.2.

9.1.3 Payment Terms. The Milestone Payments and Royalty Payments shall each be due and payable to TALi as set forth in the tables in Exhibit 9.1.1 and Exhibit 9.1.2, respectively.

9.2 Reimbursement of Clinical Study Costs. Akili shall reimburse TALi for undisputed Clinical Costs within [***] ([***]) days of the date of Akili’s receipt of the invoice from TALi (together with supporting documentation).

9.3 Payment Method. All payments under this Agreement to TALi shall be made by bank wire or ACH transfer in immediately available funds to an account designated by TALi. All payments hereunder shall be made in Dollars. Except as otherwise provided herein, all payments due to TALi under this Agreement shall be due and payable within [***] ([***]) days of the date of Akili’s receipt of the invoice from TALi.

9.4 Inspection of Records. Each Party shall, and shall cause its Affiliates to, keep full and accurate books and records of amounts payable hereunder. Each Party shall permit the other Party, by independent qualified public accountants engaged by the other Party and to which the first Party has no reasonable objection, to examine such books and records at any reasonable time on reasonable prior notice, but not later than [***] ([***]) years following the rendering of any corresponding reports, accountings and payments hereunder. TALi’s right of review may be exercised only [***] during each year, unless there is a reasonable basis for exercise of such right of review more frequently. Akili’s right of review may be exercised only with respect to the Initial Study Period. Such accountants may be required by the audited Party to enter into a reasonably acceptable confidentiality agreement that is subject to the audited Party’s prior approval.

9.5 Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (a) the rate equal to the [***] Dollar secured overnight financing rate (SOFR) effective for the date that payment was due, as published by The Wall Street Journal on its website at www.wsj.com (U.S. Internet edition) on the date such payment was due, plus an additional [***] basis points, or (b) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Section 9.5 shall in no way limit any other remedies available hereunder.

Article 10

INTELLECTUAL PROPERTY OWNERSHIP AND PROSECUTION

10.1 Ownership. Ownership of all Technology and corresponding Patents shall be as set forth in this Article 10. Determination of inventorship of Technology shall be made in accordance with laws of the United States. Each Party and its Affiliates will continue to own any Technology (and corresponding Patents) that they owned prior to the Effective Date or generate or obtain outside the scope of this Agreement, or which it licenses to the other Party under this Agreement. Except as otherwise provided in the foregoing sentences or Section 10.3: (i) Agreement Technology that is, as between the Parties and their respective Affiliates, generated solely by TALi or its Affiliates (or a Third Party acting on their behalf), together with all corresponding Patents, shall be owned solely by TALi or its Affiliates; (ii) Agreement Technology that is, as between the Parties, generated solely by Akili or its Affiliates (or a Third Party acting on their behalf), together with all corresponding Patents, shall be owned solely by Akili.

10.2 Joint Technology. Agreement Technology that is, as between the Parties and their respective Affiliates, developed by Akili or one or more of its Affiliates (or a Third Party acting on their behalf), on the one hand, and TALi or one or more of its Affiliates (or a Third Party acting on their behalf), on the other hand (“Joint Technology”), together with all corresponding Patents (“Joint Patents”), shall be owned jointly by the Parties, and each Party hereby assigns and agrees to assign to the other Party an equal, undivided joint ownership interest in and to all of such assigning Party’s and its Affiliates’ right, title and interest in and to such Joint Technology, together with all Joint Patents. Subject to the express licenses and rights granted to the other Party, each Party has the right to grant licenses under such Joint Technology (and the Joint Patents claiming Joint Technology) to any Third Party without the consent of, or accounting to, the other Party. Without limiting the foregoing, if the Parties anticipate developing Joint Technology, then the Parties shall use their best endeavors to agree: (i) the scope of the development; (ii) any pre-existing intellectual property rights that will be used in the development of the Joint Technology; (iii) the budget for the development activities; (iv) the lead developer; and (v) any governance procedures applicable to the development activity.

10.3 Improvements. Notwithstanding anything to the contrary in this Article 10, as between the Parties and their respective Affiliates, (a) TALi shall own all TALi Improvements and (b) Akili shall own all Akili Improvements. Akili hereby assigns and agrees to assign to TALi, in its entirety, all of Akili’s and its Affiliates’ right, title and interest in and to all TALi Improvements. TALi Improvements shall be considered to be owned by TALi upon its development and included within the Product Technology. Correspondingly, TALi hereby assigns and agrees to assign to Akili, in its entirety, all of TALi’s and its Affiliates’ right, title and interest in and to all Akili Improvements. Subject to the terms and conditions of this Agreement, Akili hereby grants to TALi a non-exclusive license under any Akili Contributed Technology (and associated Patents) to, during the Term, conduct any activities and perform any obligations assigned to TALi under this Agreement and the other Transaction Agreements, including conducting regulatory activities in support of TALi’s activities described in Section 3.2(a) in accordance with Article 6.

10.4 Ownership of Certain Agreement Technology. Notwithstanding the foregoing, a Party may agree in writing to assign ownership of certain Agreement Technology owned or controlled by that Party (including Akili Improvements or TALi Improvements) to the other Party on a case-by-case basis.

10.5 Patent Prosecution.

10.5.1 Prosecution by TALi. Subject to Section 10.5.2, TALi (or its designee) shall control the Prosecution and Maintenance of Product Patents.

10.5.2 Back-Up Rights for Akili. In the event TALi determines to abandon any Product Patent or Joint Patent in the Territory, TALi shall provide Akili with prompt written notice (in at least [***] ([***]) days prior to the date such abandonment would become effective), and Akili shall have the right, at its option, to assume control of the Prosecution and Maintenance of such Patent at its own expense in TALi’s name at its own cost.

10.5.3 Cooperation. With respect to any Product Patent or Joint Patents, TALi shall (a) consult with Akili and keep Akili reasonably informed on such activities (including notifying Akili of all material developments with respect to such activities in the Territory in a timely manner and providing Akili copies of all material documents received and filed in connection with the Prosecution and Maintenance of such Patent), and (b) provide Akili an opportunity to review and comment on material submissions and correspondence with any patent office and shall in good faith, take into consideration Akili’s input with respect thereto.

10.6 Patent Enforcement.

10.6.1 Notice. Subject to the provisions of Section 10.5.3, in the event that either Party reasonably believes that any Product Patent or Joint Patent is being infringed by a Third Party or is subject to a declaratory judgment or similar action arising from such infringement (any, an “Infringement”), such Party shall promptly notify the other Party.

10.6.2 Product Enforcement Actions. In the case of an Infringement, the Parties shall promptly confer and determine based on the relevant facts and circumstances (including available damages and harm to the applicable Party’s business) which Party will, or whether they will jointly initiate and control at its expense (or if joint, their joint expense) any enforcement action with respect any infringement of any Product Patent or Joint Patent or to defend any declaratory judgment or similar action with respect to any Product Patent or Joint Patent in the Territory (each, an “Enforcement Action”), provided that the other Party, at its option, shall have the right, within [***] ([***]) days after commencement of an Enforcement Action, to participate at its own expense.

10.6.3 Actions by Akili. The Party controlling an Enforcement Action agrees that it will:

(a) consult with the other Party and keep the other Party fully informed of the status and progress of such proceedings;

(b) not make any admissions in relation to the Product Technology that may be adverse to the Product Technology or the Patents without the prior written consent of the other Party; and

(c) not settle or compromise any such Enforcement Action without the prior written approval of the other Party, who may at any stage reassume control of the Enforcement Action at its own expense.

10.6.4 Recoveries. Any recovery received as a result of any Enforcement Action to enforce any Product Patent or Joint Patent pursuant to this Section 10.6 shall be used first to reimburse each Party for the costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be treated as Net Sales if Akili is the enforcing Party, or [***] to the benefit of TALi if TALi is the enforcing Party.

Article 11

CONFIDENTIALITY

11.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

11.1.1 was already known to or possessed by the receiving Party without any obligation of confidentiality, at the time of its disclosure to the receiving Party hereunder;

11.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party hereunder;

11.1.3 became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the receiving Party in breach of this Agreement;

11.1.4 was independently developed by the receiving Party without use of or reference to the other Party’s Confidential Information as demonstrated by documented evidence prepared by the receiving Party contemporaneously with such independent development; or

11.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

11.2 Authorized Use and Disclosure. Subject to Section 11.3, each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following situations:

11.2.1 Prosecuting and Maintaining Patents in accordance with Section 10;

11.2.2 complying with the requirement of Regulatory Authorities with respect to filing for, obtaining and maintaining Marketing Approvals for the Product in accordance with this Agreement (including conducting development of the Product);

11.2.3 prosecuting or defending litigation as contemplated by, or arising out of, this Agreement;

11.2.4 complying with Applicable Laws and regulations promulgated by security exchanges, court order or administrative subpoenas or orders or otherwise submitting information to tax or other governmental authorities; and

11.2.5 disclosure to its or its Affiliates’ employees, consultants and professional advisors (including financial advisors, lawyers and accountants) on a need to know basis, for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipient of such Confidential Information is bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 11 prior to any such disclosure; and

11.2.6 disclosure to existing and potential merger partners, investors, acquirers or licensees, including their respective consultants and professional advisors (including financial advisors, lawyers and accounts), solely on a need-to-know basis and as necessary in order to evaluate an actual or potential investment, acquisition or business transactions; and provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential consistent with the nature of the Confidential Information so disclosed.

11.3 Product Technology. Akili may disclose TALi Confidential Information comprising (whether in whole or in part) Product Technology only:

11.3.1 to its or its Affiliates’ employees and others on a need to know basis, for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipient of such Confidential Information is bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 11 prior to any such disclosure; or

11.3.2 with the prior written consent of TALi.

11.4 If a Party is required by law or a Regulatory Authority to disclose information it is required to keep confidential under Section 11 it must:

11.4.1 as far as lawful and practicable, inform the other Party of the required disclosure and consult with them regarding the form of the proposed disclosure; and

11.4.2 where it is not lawful or practicable to consult with the other Party before making a disclosure, limit the disclosure to the minimum information required to comply with the law or Regulatory Authority.

11.5 Scientific Publications. Each Party shall submit to the other Party any proposed publication or public disclosure containing clinical or scientific results relating to the Product at least [***] ([***]) days in advance to allow that Party to review such proposed publication or disclosure. The reviewing Party shall notify the requesting Party in writing during such [***] ([***])-day reviewing period if the reviewing Party wishes to remove its Confidential Information from such proposed publication or presentation, in which event the reviewing Party shall remove such Confidential Information from its proposed publication or presentation. For clarity, if the reviewing Party fails to notify the requesting Party during the [***] ([***])-day reviewing period as provided under this Section 11.5, the requesting Party shall be free to proceed with the proposed publication or presentation.

11.6 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the existence of this Agreement or the terms and conditions of this Agreement without the prior approval of the other Party, except to consultants, advisors, and existing and potential merger partners, investors, acquirers or licensees, (including their respective consultants, financial advisors, lawyers and accountants) and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by Applicable Law, including securities laws. At no time will either Party issue any press release or make any public announcements relating in anyway whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other Party, except to the extent required by Applicable Law, including securities laws. If either Party is required to publicly disclose the existence of this Agreement or the terms and conditions of this Agreement, then the disclosing Party will provide the other Party with reasonable prior notice of such disclosure.

Article 12

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

12.1 Akili Representations and Warranties. Akili represents and warrants to TALi that the following are true and accurate as of the Effective Date:

12.1.1 it is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

12.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

12.1.3 this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law;

12.1.4 it has not granted and will not grant any rights to any Third Party that conflict with the rights or licenses granted to TALi hereunder; and

12.1.5 to its knowledge there is no action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement.

12.2 TALi’s Warranties. TALi represents, warrants, and covenants to Akili that, the following are true and accurate as of the Effective Date:

12.2.1 it is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

12.2.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

12.2.3 this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not and will not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law;

12.2.4 it has not granted and will not grant any rights to any Third Party that conflict with the rights or licenses granted to Akili hereunder;

12.2.5 to its knowledge there is no action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement;

12.2.6 it owns and will maintain all right, title and interest in or licenses to each of the Product Patents and of the related Know-How including the Patents to allow TALi to grant to Akili the rights contemplated herein;

12.2.7 it has not received any written notice of any threatened claims of litigation seeking to invalidate or otherwise challenge the Product Patents or its rights therein;

12.2.8 to its knowledge, there is no actual, pending, alleged or threatened (in writing) infringement, misappropriation or other unauthorized use by a Third Party of the Product Patents or related Know-How;

12.2.9 it has not received any formal or informal notice (in writing) of any claim that making, using, selling or importing (or having a Third Party conduct those activities) the Product infringes, misappropriates or otherwise uses without authorization any intellectual property right, including Patents, of any Third Party and, to the knowledge of TALi, there is no basis for any such claim; and

12.2.10 all registrations for Product Patents in the Territory are in force, all applications to register Product Patents are pending and all associated fees therefor are current.

12.3 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 12 AND THE EXPRESS WARRANTIES OF ANY OTHER TRANSACTION AGREEMENT (ONCE EXECUTED), TALI AND AKILI EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCTS), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

12.4 Indemnification.

12.4.1 Indemnification by TALi. TALi hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Akili and its Affiliates, and its and their agents, directors, officers and employees (the “Akili Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Akili Indemnitee arising out of (a) allegations that the Product Technology infringes intellectual property rights of a Third Party, (b) TALi’s or its agent’s failure to comply with Applicable Law; (c) a breach of Article 11 (Confidentiality), or (d) TALi’s or its agent’s willful misconduct or any fraud or grossly negligent act or omission by TALi or its agent. TALi’s obligation to Indemnify the Akili Indemnitees pursuant to this Section 12.4.1 shall not apply to the extent that any such Losses (i) arise from the gross negligence or intentional misconduct of any Akili Indemnitee; (ii) arise from any breach by Akili of this Agreement or any other Transaction Agreement; or (iii) are Losses for which Akili is obligated to Indemnify TALi Indemnitees pursuant to Section 12.4.2.

12.4.2 Indemnification by Akili. Akili hereby agrees to Indemnify TALi and its Affiliates, and its and their agents, directors, officers and employees (the “TALi Indemnitees”) from and against any and all Losses resulting from Third-Party Claims arising out of (a) Akili’s use of Product Technology in breach of the terms of this Agreement or any other Transaction Agreement; (b) Akili’s or its agent’s failure to comply with Applicable Law; (c) a breach of Article 11 (Confidentiality); or (d) Akili’s or its agent’s willful misconduct or any fraud or grossly negligent act or omission by Akili or its agent. Akili’s obligation to Indemnify TALi Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (i) arise from the gross negligence or intentional misconduct of any TALi Indemnitee; (ii) arise from any breach by TALi of this Agreement or any other Transaction Agreement; or (iii) are Losses for which TALi is obligated to Indemnify the Akili Indemnitees pursuant to Section 12.4.1.

12.4.3 Procedure. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 12.4 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, provided that the indemnifying Party shall have no obligations with respect to any Losses resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party.

12.5 Exclusion of Liability. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.4; NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.6 Limitation of Liability. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.4; EACH PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL DAMAGES, WHETHER OR NOT FORESEEABLE, SHALL BE LIMITED TO [***] US DOLLARS (USD[***]).

Article 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective as of the Effective Date until terminated in accordance with this Article 13 (the “Term”).

13.2 Termination for Convenience. Akili shall have the right to terminate this Agreement in its entirety without cause: (a) upon notice to TALi after the completion of the Pilot Study; or (b) upon notice to TALi within sixty (60) days after Marketing Approval for the RAG Offering in the Territory.

13.3 Termination for Breach. Either Party may terminate this Agreement by written notice to the other Party:

13.3.1 if the other Party (the “Breaching Party”) is in material breach of any material obligation under this Agreement, provided that the non-Breaching Party gives written notice to the Breaching Party specifying the claimed particulars of such breach and such material breach is not cured within [***] ([***]) days after the breaching Party’s receipt of such notice or, if such breach is capable of being cured but cannot be cured within such [***] ([***])-day period and the Breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the Breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach. In the event that dispute resolution procedures have commenced in accordance with Article 14 with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 13.3 shall take effect until the resolution of such procedure; or

13.3.2 with immediate effect if the other Party is in material breach of any material obligation under this Agreement that is not capable of cure.

13.4 Termination by TALi. TALi may terminate this Agreement by written notice to Akili referencing this Section 13.4 if the cumulative Net Sales of Akili at the third anniversary of the first commercial sale of the Product are One Million US Dollars ($1,000,000) or less unless Akili pays TALi within [***] days of such notice an amount equal to the difference that would have been payable had such Net Sales threshold been met and the amounts actually paid by Akili under Section 9.1.2.

13.5 Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (each of the following, an “Insolvency Event”) (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] ([***]) days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

13.6 Consequences of Expiration or Termination. Following expiration or termination of this Agreement:

13.6.1 Except in the case of a Release Event, Akili must (a) assign any Marketing Approval (or associated MAA) for the RAG Offering for the Field in the Territory to TALi (or its nominee) and (b) cease use of the Product Technology;

13.6.2 Akili must pay to TALi any outstanding amounts that are due to TALi in accordance with Section 9.3; and

13.6.3 each Party must return to (or at the request or with the consent of the other Party, destroy) all documents and copies of documents containing or evidencing Confidential Information or details of any Product Technology, except that each Party may retain and use the same to the extent reasonably necessary to exercise any retained or surviving rights (including in the case of a Release Event, the license to be granted to Akili in accordance with Section 5.4.5).

13.7 Other General Effects of Expiration or Termination.

13.7.1 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

13.7.2 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

13.7.3 Cross-Termination. Except as may be expressly provided in any other Transaction Agreement, upon the effective date of termination of this Agreement, each other Transaction Agreement shall terminate, subject to the survival of provisions of such Transaction Agreements indicated in such Transaction Agreement to survive.

13.7.4 General Survival. The following shall survive expiration or termination of this Agreement for any reason: Article 1, Article 11, Article 14, and Article 15 (excluding Section 15.3) and Sections 5.4.4 (only in the case of the occurrence of a Release Event until the Escrow Materials have been delivered to Akili), 5.4.5 (only in the case of the occurrence of a Release Event), 6.2.2 (only in the case of the occurrence of a Release Event), 8.5 (with respect to personally identifiable information collected under any Transaction Agreement), 10.1 through

10.4 (inclusive), [Section [__].] through [Section [__].] (inclusive) (only in the case of enforcement actions brought prior to the expiration or termination of this Agreement); 12.3 through 12.6 (inclusive), 13.6 and 13.7. Except as otherwise provided in this Article 13, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

Article 14

DISPUTE RESOLUTION

14.1 Dispute Resolution. The Parties agree that any dispute arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement, or the failure of the JSC or any Working Group to reach unanimous agreement on any issue within its respective authority under this Agreement, any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), shall be resolved through the procedures set forth in this Article 14.

14.2 Committee Disputes. Disputes as to matters within the authority of the JSC or any Working Group will be resolved as set forth in Section 2.5; provided that any dispute as to the application of such Section 2.5 shall be subject to the provisions of this Article 14.

14.3 Other Disputes. All Disputes other than those Disputes resolved as described in Section 14.2 (each, an “Other Dispute”) shall be subject to escalation in accordance with this Section 14.3.

14.3.1 Initial Escalation. With respect to all Other Disputes, if the Parties are unable to resolve any such Other Dispute within [***] ([***]) days after such Other Dispute is first identified by either Party in writing to the other, either Party shall have the right to refer such Other Dispute to the Senior Executives for attempted resolution by written notice to the other Party referencing the particular Other Dispute and this Section 14.3.1. In such case, the Senior Executives shall conduct good faith negotiations and seek to resolve the Other Dispute within [***] ([***]) days after such notice is received, including having at least one (1) in-person or virtual meeting of the Senior Executive within [***] ([***]) days after such notice is received. If the Senior Executives resolve such Other Dispute, a memorandum setting forth their agreement to resolve the Other Dispute will be prepared and signed by both Parties if requested by either Party. In all events, the Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Other Dispute.

14.4 Interim Relief. Notwithstanding anything in this Article 14 to the contrary, Akili and TALi shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party, pending the selection of any arbitrator or determination of the merits of any Dispute.

Article 15

MISCELLANEOUS

15.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles. Any dispute, controversy or claim relating to the ownership, scope, validity, enforceability or infringement of any Product Patent or of any TALi Trademark shall be submitted to a court of competent jurisdiction in which such Patent or Trademark rights were granted or arose, otherwise the courts of New York shall have non-exclusive jurisdiction.

15.2 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, (a) to an Affiliate of such Party (in whole or in part), provided that such Party shall remain responsible for such Affiliate’s conduct or (b) to an entity that acquires all or substantially all of the stock, business or assets of such Party (whether by merger, reorganization, acquisition, sale, operation of law or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee of such business or assets agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 15.2, any attempted assignment or transfer of this Agreement shall be null and void.

15.3 Insurance. During the Term, each Party will maintain insurance at a level appropriate to its obligations under this Agreement.

15.4 Consequences of Bankruptcy. The Parties acknowledge and agree that all rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement are rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the United States Code. Each Party may elect to retain and may fully exercise all of its rights and elections under Section 365(n) of Title 11 of the United States Code. The Parties acknowledge that to the extent that bankruptcy or reorganization laws outside of the United States apply to the subject matter hereunder that the intent of the Parties is that the outcome of the application of such laws would to the extent Applicable Law allows provide for similar results as if the United States bankruptcy laws applied.

15.5 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by email (receipt verified) or by express courier service (signature required) or [***] ([***]) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within [***] ([***]) days after such mailing, to the Party to which it is directed at its address shown below or such other address as such Party will have last given by notice to the other Party.

15.5.1 In relation to notices by email: (i) the email must be in a form which identifies the sender and must clearly indicates the subject matter of the notice in the email and referencing the Agreement and any applicable Sections; and (ii) the notice will be received at the earlier of (a) the time the email was delivered to the recipient’s email server or the recipient read the email, as stated in an automated message received by the sender; or (b) one hour after the email was sent (as recorded on the device from which it was sent), unless within [***] of sending the email the sender receives an automated message that it was not delivered or that the recipient is unavailable.

If to Akili, addressed to:	Akili Interactive Labs, Inc.
125 Broad Street, 5th Floor
Boston, MA 02110
United States
Attention: Legal Department
Email: [***]

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
United States
Attention: [***]
Email: [***]
Telephone: [***]
Facsimile: [***]

If to TALi, addressed to:	TALi Digital Limited
Level 5, 19 William Street
Cremorne, Victoria 3121
Australia
Attention: [***]
Email: [***]
Telephone: [***]

With a copy to:	Baker & McKenzie
Level 19, CBW, 181 William Street
Melbourne, Victoria 3000
Australia
Attention: [***]
Email: [***]
Telephone: [***]

15.6 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

15.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

15.8 No Third Party Beneficiaries. Except for the rights to indemnification provided for certain Third Parties as specified in Section 12.4, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Akili and its Affiliates and TALi and its Affiliates, and except for such rights to indemnification expressly provided pursuant to Section 12.4, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement (b) seek a benefit or remedy for any breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including, actions in contract, tort (including but not limited to, negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by either Party.

15.9 Entire Agreement/Modification. This Agreement, including its Exhibits, and the other Transaction Agreements (once executed) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

15.10 Relationship of the Parties. The Parties agree that the relationship of TALi and Akili established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

15.11 Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, pandemic or epidemic, or governmental acts or restriction, or other similar cause that is beyond the reasonable control of the respective Party (any, a “Force Majeure Event”). The Party affected by such Force Majeure Event will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a Force Majeure Event for any continuous period of more than [***] ([***]) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

15.12 Compliance with Applicable Law/Other. Notwithstanding anything to the contrary contained herein, all rights and obligations of TALi and Akili are subject to prior compliance with, and each Party shall comply with, all Applicable Law, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. In addition, each Party shall conduct, and shall require Persons acting on its behalf or under its authority to conduct, activities under this Agreement in accordance with good scientific and business practices and Applicable Law.

15.13 Counterparts. This Agreement may be executed in two counterparts (including by electronic means), each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives.

AKILI INTERACTIVE LABS, INC.		TALI DIGITAL LIMITED

By:	/s/ W. Edward Martucci	By:	/s/ Glenn Smith
Name: W. Edward Martucci		Name: Glenn Smith
Title: Chief Executive Officer		Title: Managing Director

List of Exhibits:

Annex A—RAG Offering

Exhibit 7.3—TALi Trademarks

Exhibit 9.1.1—Milestones

Exhibit 9.1.2—Royalties

Annex A

RAG OFFERING

[***]

EXHIBIT 7.3

TALI TRADEMARKS

[***]

EXHIBIT 9.1.1

MILESTONES

[***]

EXHIBIT 9.1.2

ROYALTIES

[***]